Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ASTRA SPACE, INC.

Astra Space, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

1.

The name of the Corporation is Astra Space, Inc. The Corporation’s Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware on June 2, 2020, under the name of Holicity, Inc.

2.	The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 5, 2020.

3.	The Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 30, 2021 (the “Charter”).

4.	The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the DGCL, duly adopted resolutions to amend the Charter as follows:

Article IV of the Charter is hereby amended by adding the following new paragraph C, Reverse Stock Split, at the end of Article IV:

“That, effective upon the Effective Time of this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”) with the Secretary of State of the State of Delaware, a one-for-fifteen reverse stock split of the Corporation’s Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) and Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”), shall become effective, pursuant to which: (i) each fifteen shares of Class A Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares, if applicable) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and nonassessable share of Class A Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Class A Common Stock from and after the Effective Time; and (ii) each fifteen shares of Class B Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares, if applicable) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and nonassessable share of Class B Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Class B Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Class A Common Stock and the Class B Common Stock following the Reverse Stock Split shall remain at $0.0001 per share. No fractional shares of Class A Common Stock or Class B Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a book entry position which formerly represented shares of Class A Common Stock or Class B Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Class A Common Stock or Class B Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to a rounding up of their fractional share to the nearest whole share. No stockholder will receive cash in lieu of fractional shares. Each book entry position that, immediately prior to the Effective Time, represented shares of Class A Common Stock or Class B Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Class A Common Stock or Class B Common Stock, as applicable, after the Effective Time into which the shares formerly represented by such certificate or book entry position have been reclassified (subject to the adjustment for fractional shares as described above); provided, however, that each person of record holding a book entry position that represented shares of Class A Common Stock or Class B Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such book entry position, a new book entry position evidencing and representing the number of whole shares (subject to the adjustment for fractional shares as described above); of Class A Common Stock or Class B Common Stock, as applicable, after the Effective Time into which the shares of Class A Common Stock or Class B Common Stock, as applicable, formerly represented by such certificate or book entry position shall have been reclassified.”

5.

Thereafter pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval and was duly adopted at an annual meeting of the stockholders of the Corporation, in accordance with the provisions of Section 242 of the DGCL.

6.	All other provisions of the Charter as currently on file with the Secretary of State of the State of Delaware shall remain in full force and effect.

7.	The effective date and time of this Certificate of Amendment shall be 4:01PM ET on September 13, 2023 (the “Effective Time”).

IN WITNESS WHEREOF, the Corporation on has caused this Certificate of Amendment to be duly executed and acknowledged in its name and on its behalf by an authorized officer this 12th day of September, 2023

ASTRA SPACE, INC.

By:	/s/ Axel Martinez
Name:	Axel Martinez
Title:	Chief Financial Officer

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